Exhibit 99.1

SBA ANNOUNCES EXPIRATION OF TENDER OFFER

FOR ITS 12% SENIOR DISCOUNT NOTES DUE 2008 AND USE OF
 PROCEEDS FROM ISSUE OF 9.75% SENIOR DISCOUNT NOTES

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, DECEMBER 24, 2003.

SBA Communications Corporation (“SBA” or the “Company”) announced today the expiration of its previously announced cash tender offer to purchase up to $153,300,000 aggregate principal amount of its 12% Senior Discount Notes Due 2008 (the “Notes”) and its related consent solicitation. The tender offer and consent solicitation expired on December 23, 2003 at 12:00 midnight, New York City time (the “Expiration Date”).

As of the Expiration Date, holders of $210,225,000 principal amount, or approximately 96% of the Notes, have tendered Notes and consented to the proposed amendments to the indenture and holders of approximately $6,695,000 principal amount, or approximately 3%, have consented to the proposed amendments without tendering Notes (“Non-Tender Consents”). SBA will accept for payment $153,327,000 aggregate principal amount of Notes on a pro rata basis from holders who validly tendered, and did not withdraw, Notes on or prior to the Expiration Date. The Company will accept for payment 72.935% of the aggregate principal amount of Notes tendered by holders. Holders will not receive any payment, including the consent premium, with respect to any Notes not accepted for payment. SBA currently expects to pay for Notes that are accepted for payment and Non-Tender Consents promptly after the Expiration Date.

Lehman Brothers served as the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation and may be contacted at 212-528-7581. The information agent for the tender offer and consent solicitation was D.F. King & Co., Inc.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase. The tender offer was made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement dated November 25, 2003 and the related Consent and Letter of Transmittal and Non-Tender Consent Form.

SBA also announced that the net proceeds from its recent issue (together with SBA Telecommunications, Inc., as co-issuer) of $275 million (gross proceeds) of 9.75% Senior Discount Notes due 2011 have or will be used approximately as follows: $167.1 million plus accrued interest of $5.8 million for the $153.3 million principal amount of Notes accepted in the tender offer; $79.5 million plus accrued interest of $3.4 million plus 1.0 million shares of Class A Common Stock in exchange for $83.6 million principal amount of 10.25% Senior Notes due 2009; and the remaining $13 million will be temporarily applied to reduce amounts outstanding under SBA’s revolving line of credit. Pro forma for this use of proceeds, SBA will have outstanding $275 million in accreted value of 9.75% Senior Discount Notes due 2011, $406.4 million of 10.25% Senior Notes due 2009, $65.7 million of 12% Senior Discount Notes due 2008 and approximately 55 million shares of common stock.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 20,000 antenna sites in the United States.

This press release may include forward-looking statements. These forward-looking statements may be affected by risks and uncertainties in SBA’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in SBA’s Securities and Exchange Commission filings, including SBA’s report on Form 10-K filed with the Commission on March 31, 2003. SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA. SBA undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

For additional information about SBA, please contact Pam Kline, Vice President-Capital Markets, at (561) 995-7670.

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